UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 24, 2023

BAYFIRST FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Florida	001-41068	59-3665079
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

700 Central Avenue		33701
St. Petersburg, Florida		(Zip Code)
(Address of principal executive offices)
(727) 440-6848
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:
Title of each class registered	Trading Symbol(s)	Name of exchange on which registered
Common Stock	BAFN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1933 (§240.12b-2 of this chapter)
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
BayFirst Financial Corp. (NASDAQ: BAFN), announced today the appointment of Scott J. McKim, age 52, as Executive Vice President and Chief Financial Officer of BayFirst Financial Corp. (the “Company”) and BayFirst National Bank (the “Bank”) effective July 24, 2023. Mr. McKim will also serve as the Company’s Principal Financial Officer. Robin L. Oliver will continue to serve as Chief Operating Officer of the Company and Bank.
Mr. McKim joins the Company from 121 Financial Credit Union, Jacksonville, Florida, where he served as Chief Strategy Officer beginning in June 2022. From 2019 to 2021, he served as Chief Financial Officer and Chief Lending Officer of Publix Employees Federal Credit Union, Lakeland, Florida. From 2017 to 2019, Mr. McKim served as Chief Lending Officer for American Heritage Federal Credit Union, Philadelphia, Pennsylvania. Prior to that, Mr. McKim served in varying roles for financial institutions, most notably as Director of Corporate Finance and a Divisional CFO for Huntington Bancshares.
“We are delighted to have Scott join our Executive Team and to serve as Chief Financial Officer of BayFirst,” stated Anthony N. Leo, Chief Executive Officer. “Scott is a seasoned financial executive and will be a key contributor to our success moving forward.”
Also effective on July 24, 2023, Rhonda S. Tudor, age 58, will become the Company’s Principal Accounting Officer. Ms. Tudor has been the Bank’s Chief Accounting Officer since April 2021. Prior to that, she served as Vice President and Controller of Isabella Bank, Mt. Pleasant, Michigan from 2015. A copy of the Company’s press release announcing these items is attached as Exhibit 99.1
The Bank is party to an employment agreement with Mr. McKim, a copy of which is attached as Exhibit 10.1. The agreement has an initial term ending on December 31, 2024, and renews annually for an additional year unless either party provides notice of non-renewal. Under his agreement, Mr. McKim receives a minimum annual salary of $275,000, which may be increased annually by the Board. He is also eligible to participate in any of our incentive, pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. Mr. McKim’s employment agreement also provides that during the term of employment and for a period of 18 months following termination, Mr. McKim may not: (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within a 50 mile radius of any of our offices; (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services; or (c) solicit our employees. If Mr. McKim terminates his employment for “good reason” or the Company terminates his employment without “cause” prior to, or more than 12 months after, a “change in control”, he will be entitled to severance compensation equal to 1/12th of his then current “annual compensation” at the first of every month for a period of 18 months, plus any accrued bonus, and all outstanding stock options and other incentive awards will vest immediately. However, if such a termination occurs within 12 months following a change in control, Mr. McKim will be entitled to receive severance compensation equal to two-times his then current annual compensation, plus any accrued bonus, and all outstanding equity-based incentive awards will vest immediately. In addition, if Mr. McKim terminates his employment with less than six months’ notice for any reason other than “good reason,” he will be obligated to pay to the Company and the Bank an amount equal to one-half of his estimated annual income for that year.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Name	Filed Herewith
10.1	Employment Agreement by and among Scott J. McKim, BayFirst Financial Corp., and BayFirst National Bank, dated July 24, 2023	*
99.1	BayFirst Financial Corp. Press Release dated July 25, 2023	*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)	*
The information in this report (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAYFIRST FINANCIAL CORP.

Date:	July 25, 2023

By:	/s/ Robin L. Oliver
Robin L. Oliver
Chief Operating Officer